UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2014

SP BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34933	27-3347359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5224 West Plano Parkway, Plano, TX	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 931-5311

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K filed by SP Bancorp, Inc., a Maryland corporation (“SP Bancorp”), on May 9, 2014, SP Bancorp entered into an Agreement and Plan of Merger, dated as of May 5, 2014 (the “Merger Agreement”), with Green Bancorp, Inc., a Texas corporation (“Parent”), and Searchlight Merger Sub Corp., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”). As previously disclosed in the Current Report on Form 8-K filed by SP Bancorp on October 16, 2014, SP Bancorp’s stockholders adopted the Merger Agreement at a special meeting of stockholders held on October 15, 2014.

Pursuant to the Merger Agreement, on October 17, 2014, Merger Subsidiary merged with and into SP Bancorp, with SP Bancorp continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Each share of SP Bancorp’s common stock, par value $0.01 per share (the “Common Stock”), (other than shares held by SP Bancorp, Parent or any of their wholly owned subsidiaries) was converted into the right to receive $29.55 in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger Consideration”). Each outstanding unvested share of restricted stock became fully vested at the effective time of the Merger and automatically, without any required action on the part of the holder thereof, was cancelled and converted into the right to receive the Merger Consideration (subject to deduction for any required withholding taxes). In addition, each outstanding option to purchase shares of Common Stock granted under or pursuant to SP Bancorp’s equity incentive plans or any other agreement, whether vested or unvested, was automatically cancelled as of the effective time of the Merger in exchange for the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the product of (i) the positive difference, if any, of the Merger Consideration minus the exercise price per share of such stock option being cancelled multiplied by (ii) the number of shares of Common Stock subject to such stock option immediately prior to the effective time of the Merger.

At the effective time of the Merger on October 17, 2014, SP Bancorp became a wholly owned subsidiary of Parent. The total amount of the consideration payable to former holders of the Common Stock in connection with the Merger was approximately $46.2 million.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by SP Bancorp on May 9, 2014, and is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, SP Bancorp requested that The NASDAQ Stock Market, LLC suspend trading in the Common Stock, effective immediately prior to the commencement of trading on October 20, 2014, and file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 in accordance with Rule 12d2-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to delist the Common Stock as soon as practicable. SP Bancorp intends to file a Form 15 with the SEC to suspend its reporting obligations with respect to the Common Stock under Sections 13 and 15(d) of the Exchange Act as soon as practicable.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Items 2.01 and 3.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 3.03.

Item 5.01. Changes in Control of Registrant.

The information set forth in Items 2.01 and 3.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 5.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of the effective time of the Merger on October 17, 2014, all of the officers and directors of SP Bancorp resigned from their respective positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP BANCORP, INC.

By:	/s/ Jeffrey L. Weaver
Name: Jeffrey L. Weaver
Title: President and Chief Executive Officer

Date: October 21, 2014

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